LICENSE & MASTER MARKETING AGREEMENT

This Master Marketing Agreement is made and entered into as of this 6th day of September, 2017, by and between Alliance Financial Network Inc., a Colorado corporation (the "Owner" or the "Company" as context dictates) as the Vendor and operator of a company offering certain financial services, and G&L Enterprises or it's assignee as the entity to perform marketing services as denominated hereafter (the "Marketing Company").

RECITALS

WHEREAS, the Company has a program designed to provide certain financial and Marketing services to businesses and individuals on a programmatic or membership basis (the "Financial Program");

Whereas, the Company derives fees and income from enrolling companies in the Financial Program and providing a range of services for such clients (the "Fees");

WHEREAS, the Marketing Company has previously loaned money to the Company on the basis of a note convertible to equity;

WHEREAS, the Marketing Company has assisted, and is willing to continue to assist, the Company with various financing needs, marketing and with selling the Financial Program to prospective clients, including introducing the Company to several governmental entities as strategic partners (the "Governmental Entities");

WHEREAS, the Marketing Company is able, with its contacts and organization, to provide sales and marketing of the Financial Services on a local and national basis focusing on the Cannabis industry (the "Cannabis Industry"), including arranging opportunities for the Company's representative(s);

WHEREAS, Marketing Company will take responsibility for all activities and costs related to marketing to the Cannabis Industry (the "Marketing Responsibilities") on the basis and subject to the limitations set forth hereafter , including with recruiting and training of sales agents, subject to the Company providing all necessary materials and to the Company training the Marketing Company's management on a periodic basis (the "Recruitment and Training Activities"); and,

WHEREAS, the Company and the Marketing Company desire to contract with one and other on the basis set forth hereafter.

Now therefore, for and in consideration of the mutual promises exchanged herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Marketing Company (hereafter sometimes jointly referred to as the "Parties" and individually as a "Party") agree as follows:

AGREEMENTS

1.	Recitals. The above recitals are hereby incorporated in the body of this Agreement and made a mandatory part hereof.

2.
 Consideration for Exclusive Marketing Relationship. As a further   and additional incentive to the Company for the granting of this Marketing Agreement, has agreed to issue to Company, 200,000 shares of the common stock (the "Shares") of Eco Science Solutions Inc ("ESSI"), within twenty days of the execution hereof. The Company understands and agrees that: (i) the Shares are presently untradeable; (ii) the trading of ESSI shares on the public exchanges is presently suspended and may not be restored; and, (iii) if trading of ESSI shares on the public exchanges resumes, the Shares shall remain restricted for a statutory holding period.

3.	Scope & Limitations. This Master Marketing Agreement, together with any rights granted hereunder shall:

a.
Initially apply to these states (the "Initial Territories"): Michigan, Oregon and Washington, with the plan to extend throughout the United States upon the terms set forth hereafter, provided that it shall not extend to any States where Cannabis sales have not been legalized by that State's laws;

b.
Not withstanding the fact that the Parties wish to commence with the Initial Territories, The Marketing Company shall have the exclusive right to undertake marketing and the Marketing Responsibiities described elsewhere herein, provided that: (i) the Company shall notify the Marketing Company in writing of its desire to commence business relating to the cannabis industry in any State not one of the Initial Territories (the "New State(s)") prior to commencing such business; (ii) the Marketing Company is in compliance with and has met any Milestones in effect at such time as the Company makes such determination; (iii) the Marketing Company provides written notice, together with a marketing plan describing its plan to undertake the Marketing Responsibilities in the New State, within ten (10) days of receiving notice from the Company; and, (iv) that the Company shall be free to contract with any other entity in the event that the Marketing Company declines to undertake the Marketing Responsibilities in the New State(s) or does not provide timely notice of its intent to do so; and,

c.	Encompass all business and entities related to the Cannabis Industry, as well as any other business that relate to that industry or its participants, as explicitly granted in writing by the Company.

4.	Duties & Participation. The Marketing Company shall invest the time it deems necessary to pursue the marketing of the Financial Services (together the "Marketing Services") including:

a.	Gaining such approvals from the States as are necessary to do business in any State in which the Company proposes to do business;

b.	Staffing sales and marketing, either with in-house staff or ISO's, (as approved by Company), as are necessary to market the Financial Services;

c.	Assuring that sales are made in conformance with the Company's standards, restrictions and criteria;

d.
The Marketing Company shall meet the minimum sales targets set forth on Exhibit I attached hereto and incorporated herein by this reference (the "Sales Targets"), and in the event of any failure to meet the Sales Targets which persists for two of the Sales Target periods, the Company shall have the right, in its discretion, to cancel this Master Marketing Agreement, provided that in the event of any such cancellation the Marketing Company shall retain a non-exclusive right and license to market the Financial Services in the Initial Territories for so long as the Company remains in business.

e.
For purposes of meeting the Sales Targets, the Marketing Company shall be credited with all Cannabis related members and revenues, regardless of the source of revenues or the party that enrolled the customer that generated the revenues, that are generated within any Territory in which the Marketing Company has commenced business;

f.	Nothing herein shall be construed to preclude the Marketing Company, or its principals, from pursuing other activities, not in conflict directly with Company

g.
The Marketing Company shall be obligated, from its funds, to cover and be responsible for costs as follows: (i) travel expenses, except as to travel to do trainings required or specified by the Company (the

"Company Trainings"); (ii) retainers and/or expenses of any ISO or third-party representatives; and, (iii) any professional fees relating to its activities but not to approvals and/or licensing required for the Company relating to the Financial Services in the various States.

h.
The Marketing Company shall be responsible for any sales commissions, fees, overrides or compensation to be paid to introducing parties, ISO's or other third parties (together, the "Sales Commissions").

i.	The income from sales of the Financial Services to the Cannabis Industry shall be split between the Parties and paid as set forth in Paragraph 7 below; and,

j.
Notwithstanding the initial geographical focus and the Initial Territories as set forth in Subparagraph 3(a) above, this is a Master Marketing Agreement and the Marketing Company shall have the limited exclusive right to undertake the sales and marketing, upon the terms set forth herein, as to any additional State or territory that the Company determines that it wishes to commence business, provided that it is meeting, or has met, its Sales Targets, and any such new territory (the "New Territories") shall become a part of and subject to this Agreement (all territories defined as the "Territories").

5.	Duties of the Company. The Company shall be obligated to perform the following:

a.	To provide all software platform(s) necessary to deliver the Financial Services, including all necessary customer service;

b.	To assure compliance with appropriate Federal Requirements and international money laundering restrictions;

c.	To administer all compliance, enrollment, and collection of fees from the parties contracting with the Company (the "Administration Duties");

d.	To provide any and all necessary marketing or other materials describing the Company's Services and program; and,

e.	To forward any required Sales Commissions to the appropriate recipients;

f.	To assure adequate customer service at all times in accordance with its stated customer service policy;

g.
The Company shall be responsible for the functional operation of any software utilized in providing its Services and for the administration and handling of monies and/or any credits relating thereto and, in the event of any claim, cause of action or lawsuit (together the "Claims") for failure to properly administer such responsibilities, the Company shall have the sole obligation to defend such Claim(s) and shall fully indemnify, defend and hold harmless the Marketing Company from and against such Claims;

h.
To maintain accounting and data concerning the income from the Cannabis Industry and generating a monthly income statement as to each of the following revenue streams (the "Revenue Streams"): (i) membership fees; (ii) cash depository fees; (iii) merchant processing and credit card fees; and, (iv) advertising fees; and,

i.	The participation percentages as between the Parties concerning each of the Revenue Streams shall be as set forth in Paragraph 7 below.

6.
Term. This Agreement shall remain in full force and effect for a period of one hundred twenty (120) months from and after the date that business is commenced in Initial Territories or any New Territory (the "Primary Term"), provided that:

a.	The Company may cancel this Agreement in the event that the Marketing Company does not meet the Sales Targets as described in EXHIBIT I (the "Sales Targets");

b.	The Company may cancel this Agreement for any acts of malfeasance;

c.
It shall automatically be renewed for successive five (5) year renewal periods (the "Renewal Period(s)"), unless cancelled in writing by either Party sixty (60) days prior to the expiration of the Term or any Renewal Period;

d.
Notwithstanding anything else herein, in the event that the Marketing Company reaches the Sales Targets for the first three years following the execution of this Agreement, the Marketing Company shall be deemed to have met all performance requirements; and,

e.
Upon expiration of any Term, or any cancellation of this Agreement, the Marketing Company shall continue to receive the Participation Fees (as defined in Paragraph 6 below) concerning any business or individual enrolled by the Marketing Company, or its agent(s) prior to any such termination or expiration (the "Enrollee(s)").

7.
Compensation. The Company and the Marketing Company shall be entitled to a compensation split (the "Fee Split") from income generated from Enrollees of Marketing Company in assigned Territories as follows:

a.
For income from point of sale payments to merchants (the "Merchant Processing"), after deducting any Sales Commissions and cost basis (interchange and bank fees), the Company shall receive forty percent (40%) of all revenues and the Marketing Company shall receive sixty percent (60%) of such revenues (the "Merchant Processing Split");

b.
For income from cash depository business deriving from the Cannabis industry, the Company shall receive sixty five percent (65%) of all net revenues and the Marketing Company shall receive thirty five percent (35%) of all such net revenues (the "Cash Depository Revenues");

c.	For income derived from membership fees from the Cannabis industry, the Parties shall split such income (the "Membership Fees Income") on the same net revenue (to be defined in a separate Exhibit
II) basis as the Merchant Services income as outlined in Subparagraph (a)above;

d.
For any other income derived from providing any and all other or ancillary services to the Cannabis industry, the Parties shall split such income on an equal fifty/fifty basis (the "Ancillary Income"), provided that the income derived from advertising fees paid by advertisers utilizing the Company's kiosks shall be split on the basis of eighty five percent (85%) to the Company and fifteen percent (15%) to the Marketing Company;

e.
The fees specified in 6 (a) through (d) shall be paid for five (5) years following any termination of this Agreement, regardless of whether the Marketing Company continues to provide Services to the Company (the "Marketing Company Fee Split"), as follows: (i) two (2) years at one hundered percent of the Marketing Company's Fee Split specified in those Subparagraph (a) through (d) above; (ii) for the following three (3) years the Marketing Company's Fee Split shall be decreased to twenty five percent (25%) gross income; (iii) the Marketing Company's Fee Split shall immediately terminate upon any termination of the Member to which the Fee Split relates;

f.
The Marketing Company shall be entitled to the Marketing Fees from any Cannabis related business undertaken by the Company, regardless of the source that may have generated a sale to, or enrolled, a given Member, during the Term hereof so long as such Member is located or doing business in a Territory;

g.	The Marketing Company Fees shall not be payable with respect to any Enrollees enrolled from and after such time as the Marketing Company ceases to provide Services to the Company;

h.	The Fee Split shall be calculated be made on the basis of gross income, without any deduction of cost of goods or delivery of services.

i.	Nothing herein shall be construed to form a partnership or any business relationship between the Parties other than that specified herein.

j.
Notwithstanding anything else herein, if the Marketing Company refers to the Company a client that becomes a Member, and that Member is located outside the Initial Territories, the Marketing Company shall full Marketing Company Fee Split so long as the Marketing Company agrees to service such Member. In the event that the Marketing Company is not willing to service such a Member, the the Marketing Company shall receive a Fee Split of thirty percent (30%) of gross income.

k.	For puposes of this Agreement "gross income" shall mean the income the total of all sums collected by the Company without deduction of any nature.

8.	General Terms.

The following general provisions shall apply to the interpretation and enforcement of this Agreement:

a.	There are no other agreements, either written or oral, which would in any way modify the terms of this Agreement and any modifications must be made in a written instrument signed by both Parties;

b.	This Agreement may be executed in counterparts and in the event of such execution, shall be binding as if executed by the Parties contemporaneously.

c.	The Third District Court of the State of Utah, applying Utah law, shall have jurisdiction over any dispute hereunder;

d.	The Party substantially prevailing in the event of a dispute shall be entitled to its costs and attorney's fees in defending any actions taken.

In witness whereof, this Agreement is made and entered into as of the date first above written by and between:

Alliance Financial Network Inc.
"Company"

Alliance Financial Network, Inc
By: /s/ Lawrence Lipman
Lawrence I Lipman

G&L Enterprises
"Marketing Company"

By:  /s/L. John Lewis
Member

EXHIBIT I

SALES TARGETS PERFORMANCE

1.	Enrollment of fifty (50) business member during the first quarter following the execution of the Agreement;

2.	Enrollment of thirty five (35) business members per month during the Second and Third quarters following execution of the Agreement; and,

3.	Enrollment of fifty (50)business members per month thereafter for the Term of the Agreement.